 Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS INDUSTRIES FOURTH QUARTER DILUTED EARNINGS PER SHARE
INCREASES 27% TO $0.28 ON 10% REVENUE GAIN
- Fiscal 2006 Net Income Increases 57% on 16% Revenue Gain -
- Targets Fiscal 2007 Revenue Growth of 13% to 17% -
- Expands Share Repurchase Authorization by an Additional $15 Million -

Waukegan, Illinois, August 9, 2006 - WMS Industries Inc. (NYSE:WMS) today reported net income of $10.0 million, or $0.28 per diluted share, for the three months ended June 30, 2006, a 30% increase over net income of $7.7 million, or $0.22 per diluted share, in the June 2005 quarter. Total revenues in the June 2006 quarter grew 10%, or $11.1 million, to $122.7 million compared with $111.6 million in the year ago period.

For the fiscal year ended June 30, 2006, a 16% increase in revenues drove a 57% increase in net income and a 52% rise in diluted earnings per share, which increased to $0.94 per diluted share compared with $0.62 per diluted share in fiscal 2005. WMS recorded a charge of $9.3 million pre-tax, or after-tax $0.15 per diluted share, in fiscal 2006 related to the adoption of SFAS No. 123R.

Cash flow provided by operating activities was $28 million for the three-month period ended June 30, 2006, compared to $26 million for the same period a year ago. For the fiscal year ended June 30, 2006, cash flow provided by operating activities increased by $98 million to $94 million compared to cash used in operating activities of $4 million in fiscal 2005.

“The key driver of our fiscal fourth quarter revenue and earnings growth was the continued success of our gaming operations business led by the strong rollout of POWERBALL® gaming machines during the quarter,” said Brian Gamache, President and Chief Executive Officer of WMS. “While domestic demand is challenged by modest near-term replacement opportunities, we delivered strong operating results due to the expansion of our gaming operations installed base, the greater mix of higher-earning, wide-area progressive (WAP) and local-area progressive (LAP) games and the operating efficiencies we are achieving. For fiscal 2006, WMS achieved a 280 basis-point increase in the total gross profit margin and a 300 basis-point increase in operating margin, demonstrating the operating leverage in our business. This leverage is reflected by the fact that total annual research and development and selling and administrative expenses increased by only $12 million year over year, of which $9 million was related to the new accounting standard for non-cash share-based payment costs.”

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 2

Fiscal 2006 Fourth Quarter Financial Review

Total revenues for the three months ended June 30, 2006 increased 10% over the June 2005 quarter, to $122.7 million, principally reflecting increased gaming operations revenues.

•
Gaming operations revenues grew 28%, or $9.2 million, to $41.5 million, reflecting both a higher average installed base of gaming machines and an increase in average revenue per day. The average installed base of participation games for the June 2006 quarter increased 18% year-over-year, to a record 6,685 units, and the Company also recorded revenues related to an additional 786 casino-owned daily fee games. At June 30, 2006, the installed base included 7,085 participation units and 794 casino-owned daily fee games, with WAP and LAP games accounting for 47% of the participation base. The average revenue per day from participation games increased to $60.75, a 12% rise over the year-ago quarter and a 7% increase on a quarterly sequential basis, with the growth principally reflecting a greater mix of wide-area progressive (WAP) and local-area progressive (LAP) games.

•
Product sales revenues rose 2%, or $1.9 million, to $81.2 million in the June 2006 period compared with $79.3 million a year ago. A 15% increase in the average selling price of new gaming units to a record $12,381 primarily reflects higher sales of premium priced products, including over 700 of the Company’s new Hot Hot Super Jackpot™ 5-reel mechanical reel-spinning gaming machines, and offset a 643 unit decline in new shipments to 5,609 units. The new unit decline reflects an absence of shipments to the Russian market in the June 2006 quarter compared with 795 units shipped in the prior-year quarter, partially offset by higher sales to other markets. Of the total new units sold in the June 2006 quarter, 22% were sold into non-North American markets.

An increase in revenue from sales of used gaming machines and conversion kits offset a reduction in other product sales revenues. WMS shipped more than 1,600 used gaming machines in the June 2006 quarter compared to 860 used gaming machines in the June 2005 quarter. WMS shipped 1,272 conversion kits in the June 2006 quarter compared to 1,126 conversion kits in the prior-year period.

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 3

The following table summarizes the key components related to revenue generation in the three and twelve month periods ended June 30, 2006 and 2005 (in millions, except unit, per unit and per day data):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Product Sales Revenues
New Unit Sales Revenue	$69.4	$67.5	$254.7	$233.5
Parts, Used Games, Conversions and OEM Revenues	11.8	11.8	47.8	45.1
Total Product Sales Revenues	$81.2	$79.3	$302.5	$278.6

New Units Sold	5,609	6,252	21,512	22,784
Average Sales Price Per Unit	$12,381	$10,804	$11,840	$10,250

Gaming Operations Revenues
Participation Revenue	$37.0	$27.9	$130.8	$86.4
Other Gaming Operations Revenues	4.5	4.4	17.9	23.4
Total Gaming Operations Revenues	$41.5	$32.3	$148.7	$109.8

Average Participation Installed Base	6,685	5,647	6,285	4,861
Average Casino-Owned Daily Fee Game Installed Base	786	478	773	217

Installed WAP Games at Period End	1,864	943	1,864	943
Installed LAP Games at Period End	1,495	-	1,495	-
Installed Stand-Alone Games at Period End	3,726	4,977	3,726	4,977
Total Installed Participation Base at Period End	7,085	5,920	7,085	5,920
Average Revenue Per Day Per Participation Machine	$60.75	$54.33	$57.04	$48.75
Installed Casino-Owned Daily Fee Games at Period End	794	619	794	619

Total gross profit, as used herein excluding depreciation expense, increased 13%, or $7.2 million, to $64.0 million for the June 2006 quarter from $56.8 million in the prior-year quarter. The gross margin on product sales revenues was 42.2% compared to 41.7% for the year-ago quarter. The improvement reflects a greater mix of premium-priced products, which benefited the average sales price, and lower incremental inventory write-offs, as the June 2005 quarter included net inventory writedowns of $3.0 million pre-tax, partially offset by higher sales of low-margin used gaming machines. The used gaming machine revenues impacted product sales gross margin by 210 basis points in the June 2006 quarter. Gross margin from gaming operations was 71.6% in the June 2006 quarter compared with 73.4% a year ago, reflecting the impact of a greater mix of lower-margin WAP games and increased jackpot expense, partially offset by the benefit of the growth in the installed base of Jackpot Party Progressive™ LAP products which, as a WMS brand, incur no royalty expense.

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 4

Research and development expenses, inclusive of $0.5 million and $0.1 million of share-based payment expense in the June 2006 and 2005 quarters, respectively, increased $0.9 million to $12.7 million compared to $11.8 million in the prior year period. The year-over-year increase is primarily due to recent staffing additions related to the Company’s increased server-based gaming product development initiatives and higher share-based payment expense due to the adoption of SFAS No. 123R.

Selling and administrative expenses increased $4.2 million to $23.3 million in the June 2006 quarter compared to $19.1 million a year ago, inclusive of $1.8 million and $1.7 million of share-based payment expense in the June 2006 and 2005 quarters, respectively. In addition, in the June 2006 quarter, higher payroll related costs were incurred reflecting headcount increases added throughout fiscal 2006, and higher marketing, promotion and distribution expenses were incurred for the accelerated rollout of POWERBALL and Hot Hot Super Jackpot gaming machines.

The June 2006 quarter depreciation and amortization expense of $14.7 million increased 5% compared to $14.0 million in the prior year quarter, primarily reflecting the higher installed base of participation machines in gaming operations. For the quarter ended June 30, 2006, $26.3 million of capital was invested to grow and support the installed base of gaming operations machines, including the accelerated rollout of POWERBALL gaming machines.

Interest expense and other income, net was $1.7 million of income in the June 2006 quarter compared with $0.9 million of expense a year ago. During the June 2006 quarter, WMS received business interruption insurance proceeds of $1.0 million, representing an initial reimbursement for losses arising from Hurricane Katrina. WMS continues to pursue additional insurance claims, but cannot presently estimate the amount or timing of any additional payment. The Company has not recorded and will not record any amount for unreimbursed business interruption claims until an agreement is reached with its insurer as to the amount of the recovery.

The estimated effective tax rate for the fiscal 2006 fourth quarter increased to 33% from 30% a year ago, reflecting increased income in 2006, lower export sales deductions and lower utilization of tax credits as a result of the December 31, 2005 expiration of the research tax credit.

WMS adopted SFAS No. 123R for share-based payments effective July 1, 2005 using the modified prospective method. The aggregate impact of share-based payment expense was $2.3 million pre-tax, or after-tax $0.04 per diluted share, in the June 2006 quarter, including $1.8 million pre-tax, or after-tax $0.03 per diluted share, related to the required adoption of SFAS No. 123R, compared to an aggregate expense of $1.8 million pre-tax, or after-tax $0.03 per diluted share, in the June 2005 quarter under previous accounting principles. For fiscal year 2006, $9.3 million pre-tax, or after-tax $0.15 per diluted share, was incurred related to the adoption of SFAS No. 123R and total share-based payment expense totaled $12.2 million pre-tax, or after-tax $0.20 per diluted share. For fiscal 2005, total share-based payment expense was $3.9 million pre-tax, or after-tax $0.06 per diluted share. Adoption of SFAS No. 123R also impacted the consolidated balance sheet as $11.5 million of Unearned Restricted Stock at June 30, 2005 was reclassified to Additional Paid-in Capital on July 1, 2005.

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 5

In the quarter ended June 30, 2006, WMS repurchased approximately 182,000 shares of common stock for total consideration of approximately $4.7 million. For fiscal 2006, the Company repurchased a total of approximately 400,000 shares for total consideration of approximately $10 million under the $20 million stock repurchase plan originally authorized by our Board of Directors in November 2005.

Fiscal 2007 Financial Outlook

WMS today initiated revenue guidance for fiscal 2007 with expectations that total revenues would grow approximately 13% to 17% over fiscal 2006, to $510 million to $528 million. Based on current marketplace trends and plans, WMS anticipates that fiscal 2007 revenue growth will be driven equally by growth in gaming operations and product sales. The expected growth will reflect a higher mix of progressive games in the installed base, leading to further increases in average revenue per day, coupled with growth in the installed base of participation games, although at more modest rates than the rapid growth achieved in fiscal 2006 and fiscal 2005. The expected higher mix of progressive games in the installed base is also expected to benefit operating profit.

The fiscal 2007 revenue guidance for product sales includes approximately $15 million of revenues from the July 2006 acquisition of Orion Gaming, new unit revenue and OEM revenue from the Oklahoma and Mexican markets related to the recently expanded relationship with Multimedia Games, sales of products and placement of participation machines to temporary casinos along the U.S. Gulf Coast, fulfillment of a previously announced order for 1,200 video lottery terminals and sales of gaming machines to new racinos in Florida. WMS has not included any revenues in its fiscal 2007 guidance for the Pennsylvania or Russian markets due to the uncertainty in legislative timing for these markets. The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

WMS expects to achieve an increase in new unit sales, in addition to the anticipated contribution of unit sales from recently acquired Orion Gaming. With Orion’s line of products selling at a lower average price than that of WMS’ products, the acquisition will have the effect of lowering the expected average sales price during fiscal 2007. The fiscal 2007 revenue outlook reflects current open orders for over 10,400 new gaming machines and CPU-NXT® conversion kits and over 1,800 new gaming operations gaming machines and game theme conversions.

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 6

WMS expects an improvement in gross margin in fiscal 2007 to a range of 54% to 56%, including the benefit of a higher mix of gaming operations revenues to total revenues. The implementation of recent initiatives to improve the responsiveness and effectiveness in the Company’s manufacturing processes through the utilization of LeanSigma process tools, coupled with additional supply chain improvements, are underlying factors that are expected to drive margin enhancement.

WMS’ fiscal 2007 guidance is summarized in the following table:

	Fiscal Year 2007 Guidance	Fiscal 2007 Guidance vs. 2006 Actual Increase / (Decrease)	Fiscal Year 2006 Actual

Total Revenues (in millions)	$ 510 to $ 528	13% to 17%	$ 451

New Units Shipments	24,000 to 25,500	12% to 19%	21,512

Average Sales Price per Unit	$11,600+	(2)%	$11,840

Installed Participation Base at Period End	7,600 to 7,800	7% to 10%	7,085

Revenue per Day per Participation Machine	$60 to $63	5% to 10%	$57.04

Installed Casino-Owned Daily Fee Games at Period End	800 to 900	1% to 13%	794

Gross Profit Margin	54% to 56%	100 to 300 basis points	53%

In fiscal 2007, we expect a $10 million increase in R&D spending for server-based gaming initiatives, and for new game development tools, technological advancements and innovations in game play, in order to both continue to build our game library and enhance the productiveness of our development efforts. Notwithstanding the expected revenue growth, we anticipate that these costs will increase as a percentage of revenues. Given that selling and administrative expenses are anticipated to increase more modestly, we expect that these costs will decline as a percentage of revenues. Overall, with higher revenues and improved gross margins, we expect continued expansion in our operating margin, even with the additional spending on research and development initiatives.

Consistent with fiscal 2006, the progression of anticipated revenue growth in fiscal 2007 will increase sequentially throughout the year, with stronger gains expected in the second half of the year. Fiscal 2007 first-quarter revenue expectations of $108 million to $112 million would modestly exceed the $104 million of total revenue in the fiscal 2006 first quarter period, reflecting historical seasonal influences in both Europe and in North America.

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 7

Share Repurchase Authorization Increased

On August 8, 2006, the Company’s Board of Directors approved an expansion and extension of the existing share repurchase authorization. The share repurchase authorization was increased by $15 million to a total of $35 million and the expiration date was extended until August 2007. Reflecting fiscal 2006 share repurchases, approximately $25 million remains outstanding under the expanded authorization. Pursuant to the authorization, purchases may be made from time to time in the open market, through block purchases or in privately negotiated transactions.

Brian R. Gamache, concluded, “In fiscal 2006, WMS achieved significant revenue, EPS and operating cash flow growth. This success was driven by the strong market reception to our broad range of innovative, high-earning products. Product, content and game innovation were also significant factors in the expansion of our gaming operations footprint, and were contributors to the growth in average revenue per day. Throughout fiscal 2006, we managed this top line growth into significant earnings gains as we began to realize gross and operating margin improvements reflecting efficiencies in our manufacturing and procurement areas and reductions in operating expenses as a percentage of revenues. All of these factors will be prevalent again in fiscal 2007 as we project revenue growth of 13% to 17%, coupled with improvements in gross profit and operating margins.

“As WMS realizes expected strong cash flow, we will continue to aggressively reinvest in high-return growth opportunities by acquiring or licensing intellectual property, while also returning value to our shareholders through practices like share repurchases. We believe there are substantial, exciting opportunities for WMS in the years ahead -- opportunities to grow and produce increasing cash flow that on a relative basis, exceed industry growth rates.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Wednesday, August 9, 2006. The conference call numbers are 212/271-4505 or 415/247-8552. To access the live call on the Internet, log on to www.wmsgaming.com (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wmsgaming.com.

POWERBALL is a trademark of the Multi-State Lottery Association.

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 8

CPU-NXT, Hot Hot Super Jackpot, Jackpot Party and Jackpot Party Progressive are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products, (5) a software anomaly or fraudulent manipulation of our gaming machines and software, (6) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (7) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs. More information on WMS can be found at www.wmsgaming.com.

CONTACT:
William Pfund, Vice President, Investor Relations	Joseph N. Jaffoni or Richard Land
WMS Industries Inc.	Jaffoni & Collins Incorporated
847/785-3167 or bpfund@wmsgaming.com	212/835-8500 orwms@jcir.com

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 9

WMS INDUSTRIES INC.
Consolidated Statements of Income
For the Three and Twelve Months Ended June 30, 2006 and 2005
(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES:
Product sales	$81.2	$79.3	$302.5	$278.6
Gaming operations	41.5	32.3	148.7	109.8
Total revenues	122.7	111.6	451.2	388.4

COSTS AND EXPENSES:
Cost of product sales(1)	46.9	46.2	174.1	167.2
Cost of gaming operations(1)	11.8	8.6	36.4	25.2
Research and development	12.7	11.8	49.0	50.3
Selling and administrative	23.3	19.1	88.0	74.6
Depreciation and amortization(1)	14.7	14.0	54.7	40.4
Total costs and expenses	109.4	99.7	402.2	357.7

OPERATING INCOME	13.3	11.9	49.0	30.7

Interest expense	(1.1)	(0.9)	(4.3)	(3.9)
Interest and other income, net	2.8	-	4.5	3.5
Income before income taxes	15.0	11.0	49.2	30.3
Provision for income taxes	5.0	3.3	15.9	9.1

NET INCOME	$10.0	$7.7	$33.3	$21.2

Earnings per share:
Basic	$0.32	$0.25	$1.06	$0.69
Diluted	$0.28	$0.22	$0.94	$0.62

Weighted - average common shares:
Basic common stock outstanding	31.4	31.1	31.4	30.7
Diluted common stock and common stock equivalents	38.3	37.8	37.9	37.7

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization which are included separately in the depreciation and amortization line item:

Cost of product sales	$0.6	$0.5	$2.3	$1.9
Cost of gaming operations	$12.3	$12.0	$45.8	$32.2

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 10

WMS INDUSTRIES INC.
Consolidated Balance Sheets
June 30, 2006 and 2005
(in millions of U.S. dollars and millions of shares)

	2006	2005
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$39.1	$35.2
Restricted cash	13.6	3.5
Short-term investments	—	6.1
Total cash, cash equivalents, and short-term investments	52.7	44.8

Accounts receivable, net of allowances of $2.6 and $2.5, respectively	91.2	77.0
Notes receivable, current portion	54.4	45.3
Inventories	75.8	104.3
Other current assets	34.1	39.7
Total current assets	308.2	311.1

NON-CURRENT ASSETS:
Gaming operations machines, net	71.6	54.4
Property, plant and equipment, net	63.1	53.4
Royalties, licensed technologies, patents and trademarks	54.2	47.4
Other assets	29.3	12.1
Total non-current assets	218.2	167.3
TOTAL ASSETS	$526.4	$478.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$37.4	$31.4
Accrued compensation and related benefits	8.2	6.1
Other accrued liabilities	28.4	31.8
Total current liabilities	74.0	69.3

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	3.1	4.2
2.75% Convertible subordinated notes due 2010	115.0	115.0
Other non-current liabilities	8.7	4.7
Total non-current liabilities	126.8	123.9

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (32.4 shares issued)	16.2	16.2
Additional paid-in capital	227.2	225.0
Retained earnings	97.6	64.3
Unearned restricted stock	—	(11.5)
Accumulated other comprehensive income	0.1	0.6
Treasury stock, at cost (0.8 shares and 0.7 shares, respectively)	(15.5)	(9.4)
Total stockholders’ equity	325.6	285.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$526.4	$478.4

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 11

WMS INDUSTRIES INC.
Condensed Consolidated Statements of Cash Flows
For the Three and Twelve Months Ended June 30, 2006 and 2005
(in millions of U.S. dollars)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10.0	$7.7	$33.3	$21.2
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	14.7	14.0	54.7	40.4
Non-cash losses and expenses	3.6	1.8	15.4	4.9
Deferred income taxes	(5.7)	(0.4)	(3.8)	5.4
Tax benefit from exercise of stock options	-	2.1	-	5.6
Change in assets and liabilities	4.9	1.2	(5.2)	(81.1)
Net cash provided by (used in) operating activities	27.5	26.4	94.4	(3.6)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(4.4)	(1.1)	(15.6)	(8.1)
Additions to gaming operations machines	(26.3)	(19.9)	(68.7)	(63.9)
Investment and advances in royalties, licensed technologies, patents, and trademarks	(4.0)	(9.8)	(7.2)	(13.7)
Proceeds from short-term investments	-	12.3	6.1	49.6
Net cash (used in) investing activities	(34.7)	(18.5)	(85.4)	(36.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received on exercise of stock options	1.5	6.8	4.2	15.4
Tax benefit from exercise of stock options	0.6	-	1.2	-
Purchase of treasury stock	(4.7)	-	(10.0)	-
Net cash (used in) provided by financing activities	(2.6)	6.8	(4.6)	15.4
Effect of Exchange Rates on Cash	(0.8)	(0.6)	(0.5)	(0.4)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10.6)	14.1	3.9	(24.7)
CASH AND CASH EQUIVALENTS, beginning of period	49.7	21.1	35.2	59.9
CASH AND CASH EQUIVALENTS, end of period	$39.1	$35.2	$39.1	$35.2

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WMS Industries Reports Fourth Quarter Results 8/9/06	page 12

WMS INDUSTRIES INC.
Supplemental Data - Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005

Net income	$10.0	$7.7	$33.3	$21.2
After tax interest expense and amortization of issuance cost on convertible subordinated debentures	0.6	0.5	2.3	2.2
Diluted earnings (numerator)	$10.6	$8.2	$35.6	$23.4

Basic weighted average common shares outstanding	31.4	31.1	31.4	30.7
Dilutive effect of stock options	1.0	0.8	0.6	1.1
Dilutive effect of restricted common stock	0.1	0.1	0.1	0.1
Dilutive effect of convertible subordinated debentures	5.8	5.8	5.8	5.8
Diluted common stock and common stock equivalents (denominator)	38.3	37.8	37.9	37.7

Basic net income per share of common stock	$0.32	$0.25	$1.06	$0.69
Diluted net income per share of common stock and common stock equivalents	$0.28	$0.22	$0.94	$0.62

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